COMPANY CONTACT:

                                                         Steve P. Loomis,
                                                         Chief Financial Officer
                                                         sloomis@cdic.com
                                                         800-778-4825 Ext. 1015

                CardioDynamics Reports First Quarter 2009 Results


SAN DIEGO, April 9, CardioDynamics (Nasdaq: CDIC), the innovator and leader of Impedance Cardiography (ICG) technology, today reported financial results for fiscal first quarter 2009.

Financial Highlights of First Quarter 2009 Compared with First Quarter 2008

-- Net sales of $5.1 million, a 12% decrease from $5.8 million, but a 3% increase excluding large Eastern European hospital group sales in the first quarters of 2008 and 2009

-- ICG sensor revenue increased 12% to $1.7 million, representing 33% of net sales, up from $1.5 million, or 26% of sales

--    Gross margin as a percentage of net sales improved from 69% to 73%

--    Reduced operating expenses by 2% to $4.8 million

-- Operating loss was $1.0 million, which included $202,000 of non-cash charges for depreciation, amortization and equity compensation

-- Net loss from continuing operations of $1.5 million ($0.20 per share loss), down 10% from $1.6 million ($0.23 per share loss)


Additional Key Operating Metrics for the First Quarter of 2009

--    BioZ(R) system sales grew 12% to 76 units, compared to 68 units

-- ICG device sales totaled 158 units bringing the cumulative total sold to over 8,900 ICG monitors and modules, up 11% from 8,000 one year ago

--    U.S. direct sales grew 19% to $3.9 million, up from $3.3 million

--    Field headcount averaged 72 field associates, up from 70 one year ago

-- Investors retained $5.25 million investment in Company's 8% convertible notes

First Quarter 2009 Operating Results Discussion

The Company reported net sales of $5.1 million, a 12% decrease from $5.8 million, but a 3% increase excluding large Eastern European hospital group sales through the Medis subsidiary in both first quarters 2008 and 2009. The decrease in sales growth related to the Eastern European hospital group was offset by 19% growth in U.S. direct sales which included a 12% increase in sensor sales. ICG device sales of 158 units included 25 ICG Modules, 133 ICG monitors, 68 of which were BioZ Dx(R) systems, 8 BioZ(R) Monitors, and 57 Medis ICG monitors.

Overall gross margin percentage improved 4% to 73%, largely due to the non-cash provision of $313,000 of additional reserve for excess, slow moving or obsolete inventory in the first quarter 2008 that did not re-occur in the first quarter, 2009. The additional reserve in first quarter 2008 was primarily driven by lower projected sales of the older model BioZ(R) monitors and the success of the BioZ(R) trade-up program.

A 2% reduction in operating expenses was achieved through a 4% decrease in sales and marketing expenditures, partially offset by a 26% increased investment in research and development during the period. Despite improved gross margins and reduced operating expenses, lower consolidated revenue resulted in an operating loss increase to $1.0 million, from $0.9 million in the same period in 2008. Net loss from continuing operations improved by 10% to $1.5 million or ($0.20) per diluted share.

CEO Comments and Outlook

"We were encouraged by continued growth in the business excluding the large international opportunity that we recorded in first quarter, 2008," stated Michael K. Perry, Chief Executive Officer of CardioDynamics. "We were particularly pleased with the increased growth in our sensor business which was up 12% during the quarter. This was the second consecutive quarter of double-digit sensor revenue growth, the first time since 2007, and is a testament to the success of our newly implemented Comprehensive Customer Care
(C3), and BioZ(R) ICG CERTIFIED programs."

Perry continued, "We continue to be optimistic regarding the remainder of the year, but temper our projections given the global economic challenges, tight credit conditions and low consumer confidence which all have an impact on physician buying patterns. In an effort to augment overall revenue growth, we launched a pilot sales program for a new partner product midway through the quarter with a small group of our sales team. We will evaluate the progress in the pilot program during the second quarter to decide whether to introduce the product to the entire sales force during the second half of 2009."

Conference Call Information

Michael K. Perry, Chief Executive Officer, and Steve P. Loomis, Chief Financial Officer, will host a summary of CardioDynamics' first quarter 2009 results in a conference call today, Thursday April 9, 2009, at 4:30 p.m. (EDT). To access the conference call, dial 800-346-7359 (Code 7784). International participants can call 973-528-0008 (Code 7784). A replay of the call will be available for one month following the call at 800-332-6854 (Code 7784). The international replay number is 973-528-0005 (Code 7784). The Internet webcast can be accessed through the Investor Relations section of the Company's website at www.cdic.com or at:


http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=86923&eventID=
2141110

About CardioDynamics
CardioDynamics (Nasdaq: CDIC), the ICG Company, is the innovator and leader of an important medical technology called Impedance Cardiography (ICG). The Company develops, manufactures and markets noninvasive ICG diagnostic and monitoring devices and markets proprietary ICG sensors. The Company's ICG Systems are being used by physicians around the world to help battle the number one killer of men and women cardiovascular disease. Partners include GE Healthcare, Philips Medical Systems and Mindray. For additional information, please refer to the company's Web site at www.cdic.com.

Forward-Looking (Safe Harbor) Statement
Except for historical and factual information contained herein, this press release contains forward-looking statements, such as the continued success of our C3 and BioZ Certified programs, the accuracy of which is necessarily subject to uncertainties and risks including the Company's primary dependence on the BioZ product line, and various uncertainties characteristic of early stage growth companies, as well as other risks detailed in the Company's filings with the SEC, including its 2008 Form 10-K. The Company does not undertake to update the disclosures contained in this press release.

                    CardioDynamics International Corporation
                 In thousands, except per share data (unaudited)

Selected Consolidated Operational Results               Three Months Ended
-------------------------------------------------------------------------------
                                                   February 28,     February 29,
                                                       2009            2008
                                                  ------------     ------------
Net sales                                         $      5,072     $      5,762
Cost of sales                                            1,355            1,775
                                                  ------------     ------------
Gross margin                                             3,717            3,987
                                                  ------------     ------------
Research and development                                   395              314
Selling and marketing                                    3,570            3,722
General and administrative                                 773              771

Amortization of intangible assets                           26               32
                                                  ------------     ------------
Loss from operations                                    (1,047)            (852)
Other expense, net                                        (225)            (166)
                                                  ------------     ------------
Loss before income taxes and minority
 interest                                               (1,272)          (1,018)
Minority interest in income of subsidiary                  (49)            (134)
Income tax provision                                      (139)            (463)

Income from discontinued operations                         --              127
                                                  ------------     ------------
Net loss                                          $     (1,460)    $     (1,488)
                                                  ============     ============
Net loss per common share:
   Basic and diluted                              $      (0.20)    $      (0.21)
                                                  ============     ============
Weighted-average shares used in per
 share calculation:
   Basic and diluted                                     7,295            7,107
                                                  ============     ============


Selected Consolidated Balance Sheet Data          February 28,     November 30,
                                                       2009            2008
--------------------------------------------------------------     ------------
Cash and cash equivalents                         $      4,562     $      6,306


Accounts receivable, net                                 3,734            3,918

Inventory, net                                           1,558            1,490

Total current assets                                    10,299           12,138

Long-term assets                                         3,382            3,428

Total assets                                            13,681           15,566

Total current liabilities                                3,862            4,499

Long-term liabilities                                    4,625            4,504

Total liabilities                                        8,487            9,003

Minority interest                                          473              472

Shareholders' equity                                     4,721            6,091